Exhibit 19.1

INSIDER TRADING POLICY

KEY TAKEAWAYS
What is Insider Trading? This Policy and Federal and State securities laws prohibit a person from trading in securities of a company when that person has material, nonpublic information relating to that company.
Don’t Trade on Material Nonpublic Information! As a Courserian, you may have access to financial, business, or other information about Coursera, or other companies, that is both material and not available to the public. If you are in possession of material, nonpublic information about any company, including Coursera, the securities laws and Coursera prohibit you from trading in (or gifting) the securities of that company, and you may not disclose the information to anyone else, except as specifically authorized in the performance of your job responsibilities.
Be Aware of Your Obligations. The ultimate responsibility for complying with this Policy and the securities laws rests with each Courserian. This Policy protects both you and the Company itself.
Speak Up! If you are unsure whether you possess material nonpublic information that may properly influence a future investment decision or transaction, or inadvertently disclose any such information, please contact Legal at legal-compliance@coursera.org so that we can take steps to protect Coursera and all parties involved. You can also ask questions or raise a concern anonymously at http://lighthouse-services.com/coursera.

1.Introduction
Insider trading, and relatedly, tipping, is a crime—regulators and Coursera, Inc. (together with any subsidiaries, the “Company”) take such offenses very seriously. Violations of insider trading and tipping (and therefore, this Policy) can result in serious criminal, civil and professional consequences. This Insider Trading Policy (the “Policy”) has been reasonably designed to promote compliance with federal, state, and foreign securities laws, rules and regulations.

We expect you to understand and follow this Policy. Complying with all applicable laws is your responsibility. If you have any questions about this Policy, you can email Legal at legal-compliance@coursera.org. However, any advice from the Company is not legal advice and does not protect you from liability under securities laws.
The Chief Legal Officer (and his or her designees), and in his or her absence the Chief Financial Officer (each person acting in this role, a “Compliance Officer”), is responsible for administering this Policy.
The Company may amend this Policy at any time, for any reason, subject to applicable laws, rules and regulations.
2.Key Concepts and Definitions
What is “insider trading”? Insider trading is when any person trades a security while aware of material nonpublic information and includes disclosing material nonpublic information to another person who then trades securities on the basis of that disclosed information (referred to as “tipping”). This includes trades of securities of the Company and any other companies (including the Company’s customers, suppliers or partners) (i.e. “shadow trading”) for which you possess material nonpublic information, whether directly or indirectly (including transactions made on your behalf or on behalf of your Family Members by money managers).

What does “material” mean? It is not possible to define all categories of material information. However, information about the Company is material if a reasonable investor would consider it important in making an investment decision to trade the Company’s securities. This information could be positive or negative. For example, material information could include (but is not limited to):
●Financial performance and results, key metrics, financial condition, earnings pre-announcements, guidance, projections or forecasts, particularly if inconsistent with the Company’s guidance or the expectations of the investment community;
●Restatements of financial results, or material impairments, write-offs or restructurings;
●Changes in independent auditors, or notification that the Company may no longer rely on an audit report;
●Business plans or budgets;
●Creation of significant financial obligations, or any significant default under or acceleration of any financial obligation;
●Impending bankruptcy, restructuring, or financial liquidity problems;

●Significant developments involving business relationships, including execution, modification or termination of significant agreements or orders with customers, suppliers, distributors, manufacturers or other business partners;
●Significant information relating to the Company’s products or services, such as new products or services, major modifications or performance issues, defects or recalls, significant pricing changes or other announcements of a significant nature;
●Significant developments in research and development or relating to intellectual property;
●Significant legal or regulatory developments, whether positive or negative, actual or threatened, including litigation or resolving litigation;
●Major events involving securities of the Company, including calls of securities for redemption, adoption of stock repurchase programs, option repricings, stock splits, changes in dividend policies, public or private securities offerings, modification to the rights of security holders or notice of delisting;
●Significant corporate events, even if preliminary in nature, such as a pending or proposed merger, joint venture or tender offer, a proxy fight, a significant investment, the acquisition or disposition of a significant business or asset or a change in control of the Company;
●Major personnel changes, such as changes in senior management, board of director changes or material reductions in force;
●Significant data breaches or other cybersecurity risks or incidents or vulnerabilities;
●Updates regarding any prior material disclosure that has materially changed; and
●The existence of a special blackout period.
What does it mean to be “nonpublic”? Information is nonpublic if it is not available to the general public. Even if information is widely known throughout the Company, it may still be nonpublic.
●We consider information about the Company to be public only once it has been widely disseminated in a manner generally available to investors, such as through press releases, media outlets, filings with the Securities and Exchange Commission (“SEC”) or through posting to the Company’s website. Our policy is that nonpublic information becomes public only after two full trading days have passed after it is disseminated. For example, if the Company announces earnings before trading begins on a Tuesday, the first time you can trade Company securities is the opening of the market on Thursday (assuming you are not aware of other material nonpublic information at that time). If, however, the Company announces earnings after trading ends on a Tuesday, the first time you can trade Company securities is the opening of the market on Friday.
What are “securities”? Securities include stocks (common and preferred), debt securities (including bonds, notes and debentures), options, restricted stock units, warrants and other convertible securities, as well as derivative instruments. The definition of securities also includes securities in which you or your Family Members have any beneficial or other interest, or over which you exercise investment control, including:
●Securities held in joint accounts or accounts of persons or entities controlled directly or indirectly by you or your Family Members;

●Securities for which you or your Family Members act as trustee, executor or custodian; and
●Any other securities over which you or your Family Members exercise any direct or indirect control.
What is “tipping”? Tipping occurs when you share nonpublic information with others (commonly referred to as a “tippee”), who trade on the basis of this information.
●Tipping may include conversations at social or business gatherings. It does not matter if you share the material nonpublic information inadvertently.
●Tippees may not do anything with material nonpublic information that the original person from whom they received the material nonpublic information is prohibited from doing. Tippees who share or trade on the basis of material nonpublic information are violating securities laws.
What is a “trade,” “trading” or a “transaction”? Trade/transaction includes a purchase, sale, loan, donation, gift or any other transfer or disposition of securities or any offer to engage in the transactions above. This includes contracts to purchase/sell or otherwise acquire or dispose of a security. This also includes any other arrangement that generates gains or losses from or based on changes in the prices of securities including derivative securities (for example, exchange-traded put or call options, swaps, caps and collars), hedging and pledging transactions, short sales and certain arrangements regarding participation in benefit plans.
3.To Whom Does This Policy Apply?
This Policy applies to the following people, whether located inside or outside of the United States (including Family Members, collectively referred to as “you” or “your” throughout this Policy):

Defined Term	Includes…	Applicable Sections
“Company Employees”	●Employees (including executive officers and temporary workers) ●Contractors and consultants ●Directors	●Sections 1 – 6 ●Sections 8 – 11
“Company Management and Directors”
●“Section 16 Reporting Persons”, which are members of the Company’s board of directors and its executive officers who are subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)
●Any other officers who are members of the Company’s ETeam
●All sections

“Preclearance Persons”	●Company Management and Directors ●Certain other designated personnel notified by the Compliance Officer	●All sections
“Family Members”
This Policy applies to Family Members who live with you or reside in your household, or anyone or any entity whose securities transactions you control, direct, or influence.
You are responsible for making sure that any trades of securities by your Family Members covered by this Policy comply with this Policy.

●Same sections as are applicable to Company Employees, Company Management and Directors, or Preclearance Persons, as applicable, in the same way that they apply to Company Employees, Company Management and Directors, or Preclearance Persons, respectively

Although this Policy does not apply to the Company, the Company, in accordance with this Policy, will not engage in transactions in Company securities while aware of material nonpublic information relating to the Company or its securities.
What happens if I leave the Company? Even if you leave the Company or your service relationship has terminated, you must follow this Policy as long as you continue to possess material nonpublic information. That means that you still may not trade in Company securities until that information becomes public or is no longer material.
If you are subject to a blackout period (as defined in Section 4(c)) under this Policy at the time you leave the Company, you must follow the applicable trading restrictions until at least the end of the relevant blackout period following your departure or the information otherwise becomes public or is no longer material.
Section 16 Reporting Persons, and beneficial owners of over 10% of a class of the Company’s equity securities who are subject to this Policy should take care not to enter into separate buy and sell transactions for six months after their termination of employment or service to ensure they do not violate the SEC’s short-swing profit rules.
4.General Policy
This Policy prohibits you from trading in the Company’s and any other companies (including the Company’s customers, suppliers or partners) securities or “tipping,” either directly or indirectly, others who may trade in the Company’s and any other companies securities while aware of material nonpublic information about the Company.

a.Trading on Material Nonpublic Information
Except as otherwise permitted in this Policy, you are prohibited from engaging in any transaction involving the Company’s securities during any period commencing on the date you become aware of material nonpublic information concerning the Company and ending on the date the information is no longer material or no longer deemed nonpublic.

In addition, if you learn of material nonpublic information through your service with the Company that could reasonably be expected to affect the trading price of the securities of another company, you may not (i) use that information to trade, directly or indirectly through others, in the securities of that other company, or (ii) provide that information to another person so that they can trade in the securities of that other company. Any such action will be deemed a violation of this Policy.
b.Tipping Others of Material Nonpublic Information
You are also prohibited from disclosing or tipping, either directly or indirectly, material nonpublic information to any other person (including your Family Members) on the basis of which such other person may engage in transactions involving Company securities. You or your Family Members are also prohibited from recommending, either directly or indirectly, or expressing opinions on the basis of material nonpublic information as to trading in the Company’s securities.
c.Blackout Periods
●Trading during blackout periods: There are certain periods of time that we collectively call “blackout periods” when Company Employees are prohibited from trading in Company securities regardless of whether they are in possession of material nonpublic information.
○Quarterly Blackout Periods. Will start at the beginning of the sixteenth day of the third month of each fiscal quarter and will end at the end of the second full trading day following the date the Company publishes its earnings results for the applicable quarter (a “Quarterly Blackout Period”). If the sixteenth calendar day falls on a weekend or U.S. federal holiday, the Quarterly Blackout Period will begin at the end of the immediately preceding business day.
○Special Blackout Periods. From time to time, an event may occur that is material to the Company but known by a select few, in which case the Company may subject these individuals to a “Special Blackout Period”. You will be notified separately if you are subject to a Special Blackout Period. During a Special Blackout Period, you may not transact in the Company’s securities until you have been notified by the Compliance Officer that the Special Blackout Period has been lifted. You may not disclose to anyone else that the Company has imposed a Special Blackout Period.
○If you are subject to a blackout period, your Family Members are also prohibited from trading in Company securities during such blackout period.

○Brokers are prohibited from making trades or fulfilling open orders during a blackout period. You must ensure that any standing or multi-day orders you have placed do not continue during a blackout period. However, blackout periods do not prohibit trading in Company securities pursuant to a Rule 10b5-1 Trading Plan (as defined in Section 8).
5.Are There any Prohibited Transactions?
The following activities are prohibited regardless of whether you possess material nonpublic information.
●Short selling. Selling borrowed shares of Company securities on the theory that the shares can be purchased back later at a lower price to return to the borrower. This includes “selling short against the box,” which is using a short sale to offset the same number of the Company shares that you or your Family Members continue to hold if such sales involve Company securities. In addition, Section 16(c) of the Exchange Act absolutely prohibits Section 16 Reporting Persons from making short sales of the Company’s equity securities.
●Trading in derivative securities. Trading in Company-based derivative securities where the price depends on the price of Company stock, such as puts and calls, with respect to Company securities (other than stock options, restricted stock units and other compensatory awards the Company issues to you).
●Prediction markets and event contracts. You may not participate in certain prediction market activities. Prediction markets are online platforms that allow individuals to enter into event contracts (“betting”) on the outcome of real-world events, such as elections, sports, award shows, economic trends, and corporate announcements and developments. To help protect the Company and Company personnel from the risks associated with prediction markets and ensure compliance with confidentiality obligations that Company personnel have to the Company, you may not participate in prediction markets or anything like it, including betting or recommending betting, when the subject matter is based on anything related to (a) the Company or (b) confidential information employees have acquired because of their relationship to or role at the Company, including information relating to the Company’s suppliers, customers or business partners, regardless of whether or not the information is material to the Company under the securities laws.
●Engaging in hedging transactions. Transacting to hedge or offset any decrease in the market value of equity securities you or your Family Members hold in the Company, either (i) directly or indirectly, or (ii) that the Company granted to you as part of your compensation, including purchasing financial instruments such as prepaid variable forward contracts, equity swaps, collars and exchange funds.
●Pledging transactions. Pledging Company securities as collateral for any loan or as part of any other pledging transaction.
●Holding Company stock in margin accounts. Accepting a loan in cash for which the account containing Company stock is held as collateral that may be sold without your or your Family Members’ consent by a broker if you or your Family Members fail to meet a margin call.

●Partnership Distribution. Distribute our securities to limited partners, general partners or stockholders of any entity in a blackout period, unless those limited partners, general partners or stockholders have agreed to hold the securities until the next open trading period.
●Trading on a Short-Term Basis. Any of the Company’s securities purchased on the open market by a Section 16 Reporting Person or their Family Member must be held for a minimum of six (6) months and are subject to short-swing profit liability under the provisions of Section 16 of the Exchange Act. Rule 10b5-1 Plans do not exempt individuals from complying with Section 16 short-swing profit rules or liability.
6.What Doesn’t This Policy Apply To?
The Policy does not apply to the following (except as noted below):
●Cash exercise of options. This Policy does not apply to the exercise of an employee stock option acquired pursuant to the Company’s equity plans, or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements. This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option. Exercise of options that involve a broker-assisted cashless exercise or similar sale transaction by Preclearance Persons require the prior approval of the Compliance Officer.
●Restricted stock awards. This Policy does not apply to the vesting or settlement of restricted stock or restricted stock units (RSUs), or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock or RSUs. The Policy does apply, however, to any discretionary market sale of restricted stock or vested shares (e.g., a broker-assisted cashless exercise or similar sale transaction). This Policy also does not apply to any non-discretionary market sales (including broker-assisted sales) of the Company’s securities in satisfaction of tax withholding obligations arising from any Company equity award (other than from the exercise of stock options or similar awards) and occurring automatically pursuant to and in compliance with a non-discretionary “sell-to-cover” policy or similar arrangement approved by the Company as then in effect.
●Enrollment and Purchases from the employee stock purchase plan. This Policy does not apply to the enrollment in the Company’s employee stock purchase plan (“ESPP”) and subsequent purchases of stock in accordance with the terms of the ESPP. The Policy does, however, apply to subsequent sales of Company securities purchased pursuant to the ESPP.
●Bona fide gifts. This Policy does not restrict you or your Family Member’s ability to make a bona fide gift of Company securities in an open window and when not in possession of material nonpublic information. This means you may not make bona fide gifts during blackout periods or while the donor is in possession of material nonpublic information.
○Any gifts of Company securities by Preclearance Persons require the prior approval of the Compliance Officer.

●Transfers between accounts of the same owner. This Policy does not apply to transactions that involve merely a change in the form in which you or your Family Members own securities (e.g., the transfer of shares to an inter vivos trust of which you are the sole beneficiary during your lifetime).
○Transfers between accounts by Preclearance Persons require the prior approval of the Compliance Officer.
●Changes due to stock splits or dividends. This Policy does not apply to changes in the number of Company securities you or your Family Members hold due to a stock split or a stock dividend that applies equally to all securities of a class, or similar transactions.
●Mutual funds. This Policy does not apply to transactions in mutual funds that are invested in Company securities.
●Other Similar Transactions. Any other purchase of Company Securities from the Company or sales of Company Securities to the Company are not subject to this Policy.
7.Who Needs Pre-Clearance and How to Get It?
Whose transactions need pre-clearance? The Company has determined Preclearance Persons must obtain pre-clearance from the Compliance Officer to trade in the Company’s securities, even outside of blackout periods, in accordance with procedures established by the Company. In addition, for purposes of this Section 7, Preclearance Persons must obtain pre-clearance prior to the exercise of options that involve a broker-assisted cashless exercise or similar sale transaction, making any gifts of securities or transferring securities between their accounts or those of their Family Members.
The Compliance Officer is not required to grant a pre-clearance request. The Company’s Chief Executive Officer, Chief Financial Officer, or their designee, must approve any transactions by the Chief Legal Officer. The Company’s pre-clearance of any particular transaction does not constitute legal advice and does not insulate any Preclearance Person from liability under applicable securities laws.
Even after a Preclearance Person’s transaction is approved for pre-clearance, they may not transact in Company securities if:
●The transaction occurs during a blackout period, or
●They become aware of material nonpublic information before the transaction is executed.
How long do I have to complete a pre-cleared transaction? Pre-cleared transactions must be executed, if at all, within five business days of pre-clearance approval (the “Pre-clearance Window”). Once the Pre-clearance Window expires, Preclearance Persons must submit a new pre-clearance request for any unused portion of the pre-clearance. You have no obligation to trade if you do receive pre-clearance.
Preclearance Persons may submit as many pre-clearance requests as they would like when there is no blackout period and the Preclearance Person does not have material nonpublic information.
8.What Is a Rule 10b5-1 Plan and Who Should Use One?
A “Rule 10b5-1 Plan” is a written trading plan adopted in advance of any transactions in Company securities. Rule 10b5-1 Plans reduce the risk of trading on the basis of material nonpublic information.

Who needs a Rule 10b5-1 Plan? Not everyone needs to adopt a Rule 10b5-1 Plan. The Company strongly recommends that Section 16 Reporting Persons, and certain other designated personnel notified by the Compliance Officer, adopt and trade strictly under a Rule 10b5-1 Plan. The Compliance Officer, in their sole discretion, can also permit other individuals to adopt a Rule 10b5-1 plan. Any Rule 10b5-1 Plan must comply with the Company’s Rule 10b5-1 guidelines.
What are the requirements for a Rule 10b5-1 Plan? A Rule 10b5-1 Plan must meet the requirements under the Company’s Rule 10b5-1 guidelines in effect from time to time.
9.What About Section 16 Compliance?
All of the Company’s executive officers and directors and certain other individuals are required to comply with Section 16 of the Securities and Exchange Act of 1934 and related rules and regulations which set forth reporting obligations, limitations on “short swing” transactions, which are certain matching purchases and sales of the Company’s securities within a six-month period, and limitations on short sales.
To ensure transactions subject to Section 16 requirements are reported on time, each person subject to these requirements must provide the Company with detailed information (for example, trade date, number of shares, exact price, etc.) about his or her transactions involving the Company’s securities.
The Company is available to assist in filing Section 16 reports, but the obligation to comply with Section 16 is personal. If you have any questions, you should check with the Compliance Officer.
10.Consequences of Insider Trading
Trading on the basis of material nonpublic information is a crime. If found guilty of trading on the basis of material nonpublic information, you or your Family Member could go to prison for up to 20 years, in addition to paying criminal fines of up to $5 million and civil fines. In addition, you or your Family Member must pay back up to three times the amount of any profits you gained or losses you avoided through your illegal trades.
Law enforcement takes insider trading very seriously. The SEC and FINRA actively investigate insider trading and routinely look at trading activity leading up to a significant change in the price of a security. The Company will cooperate with law enforcement in any investigations of insider trading. Even the appearance of illegal insider trading can lead to government investigations or lawsuits that are time-consuming, expensive, and can lead to criminal and civil liability.
The Company has zero tolerance for violations of this Policy:
●If you violate this Policy, you may be terminated. You may also be subject to other disciplinary action by the Company, including ineligibility for future equity or incentive programs and stop-orders to prevent future attempted trades. The Company has full discretion to determine whether you violated this Policy.
●Ignorance of this Policy does not excuse insider trading.
●The size of a transaction does not matter. It is illegal to trade on the basis of material nonpublic information even if you or your Family Members only trade a single share or do not earn a single dollar.

●Cases have been successfully prosecuted for individuals trading through foreign accounts or trading by family members and friends.
●It is no excuse that you or your Family Members didn’t “use” the information when you made the trade.
●Financial emergencies, hardship, and other personal circumstances are not excuses to commit insider trading. A court will not give you or your Family Members a shorter prison sentence even if you or they committed insider trading to avoid such hardships.
●20/20 Hindsight. If securities transactions become the subject of scrutiny, they will be viewed after-the-fact with the benefit of hindsight. As a result, before engaging in any transaction, you or your Family Members should carefully consider how regulators and others might view their transactions in hindsight.
Please consult with your personal legal and financial advisors as needed. Note that the Company’s legal counsel, both internal and external, represent the Company and not you personally.
11.How to Ask for Help or Speak Up About Issues
When in doubt, ask for help! We encourage you to ask for help in navigating insider trading laws and this Policy. You can always reach out to the Corporate Legal team if you have questions or for help complying with this Policy.
What if you know of an issue or violation of this Policy? If you know or suspect that someone is violating this Policy or breaking insider trading laws, you should speak up and report it to the Compliance Officer. Consult our Whistleblower Policy for information about how to report in good faith any known or suspected violations. More broadly, nothing in this Policy changes your right to speak up and report wrongdoing you see or engage in any other protected activity.
Last Updated: October 28, 2026